                                                                                EXHIBIT 99

For Immediate Release                                                                                                                                                                                                                                       January 17, 2006

Contact: Richard G. Harwood, President and CEO
Phone: (423) 623-6088

United Tennessee Bankshares, Inc. Announces Annual Earnings

United Tennessee Bankshares, Inc. (UTBI) reported that net income for the year ended December 31, 2005 decreased $67,000 or 3.3% from $1,641,000 in 2004 to $1,574,000 in 2005. The decrease is primarily due to an increase in noninterest income of $729,000 offset by a decrease in net interest income of $739,000 and an increase in noninterest expense of $62,000.

Noninterest income increased primarily as a result of a $199,000 gain on the sale of our former main office building and a net gain on the sale of investment securities of $474,000. The decrease in net interest income is due to the rise in short term interest rates on deposit accounts exceeding the rise in interest rates on our loans and investments.

Total assets at December 31, 2005 were $124.1 million while total assets at December 31, 2004 were $122.7 million, an increase of 1.2%. Total deposits at December 31, 2005 were $102.8 million while total deposits at December 31, 2004 were $100.9 million, an increase of 1.9%.

The Company’s equity increased primarily due to net income of $1.57 million, proceeds from stock options exercised of $68,000 and a decrease in unearned compensation related to the Company’s ESOP of $180,000, offset by the purchase and retirement of stock at a cost of $864,000, dividends paid of $475,000 and a decrease in accumulated other comprehensive income of $402,000. The market value of UTBI’s investment portfolio decreased due to changes in the current interest rate environment.

As previously announced, the Company is proceeding with a proposed going private transaction. The proposed transaction would reduce the number of stockholders of record from approximately 545 to approximately 96. Following shareholder approval, the Company would continue operations as a privately held corporation that would not be required to file periodic public reports with the Securities and Exchange Commission (the “SEC”). The terms of the transaction are to provide that each stockholder of record of the Company owning fewer than 2,500 common shares will receive cash of $22.00 per share. The price was established by the Board of Directors based on an independent valuation by a qualified valuation firm. Each stockholder of record owning 2,500 or more common shares will continue to hold the same number of shares of the Company after the transaction and will not receive any cash for those shares.

Also, the Company has delisted its stock with NASDAQ as of December 30, 2005 in anticipation of the going private transaction. Please refer to our current report filed on Form 8-K with the Securities and Exchange Commission on December 30, 2005 for more information.

Presented below are condensed statements of income for the years ended December 31, 2005 and 2004, and selected financial condition data as of December 31, 2005 and December 31, 2004.

UNITED TENNESSEE BANKSHARES, INC.
CONDENSED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(In Thousands

	2005
	(Unaudited)	2004
Interest income	$$6,749	$6,864
Interest expense	2,274	1,650
Net interest income	4,475	5,214
Provision for loan losses	72	100
Net interest income after provision for loan losses	4,403	5,114
Noninterest income	1,251	522
Noninterest operating expense	3,315	3,253
Income before income taxes	2,339	2,383
Income taxes	765	742
Net income	$1,574	$1,641

Earnings per share:
Basic	$1.41	$1.49
Diluted	$1.38	$1.46

UNITED TENNESSEE BANKSHARES, INC.
SELECTED FINANCIAL CONDITION DATA
(In Thousands)

	As of
	December 31,	As of
	2005	December 31,
	(Unaudited)	2004
Total assets	$124,051	$122,659
Loans receivable, net	84,764	78,830
Cash and amounts due from depository institutions	8,534	3,444
Investment securities	23,520	35,579
Deposit accounts	102,822	100,919
Equity	18,497	18,419